Exhibit 99.3

Description of Cyclerion Therapeutics, Inc.

Presentation of Information

This document contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, such as statements about the expected timing of clinical data and the filing CTA/IND applications; the size of clinical trials; the application of sGC stimulators; our strategy, including development and commercialization plans; the strength of the intellectual property protection for our product candidates; and the size of potential markets for our product candidates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to our lack of independent operating history; the risk that a separation from Ironwood may adversely impact our ability to attract or retain key personnel; the effectiveness of our development and commercialization efforts; risks generally associated with preclinical and clinical development and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; risks and uncertainties pertaining to the efficacy, safety and tolerability of our product candidates; decisions by regulatory authorities; the risk that we may never get sufficient patent protection for our product candidates or that we might not able to successfully protect such patents; the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in Ironwood’s subsequent SEC filings. These forward-looking statements speak only as of the date of this document, and Ironwood undertakes no obligation to update these forward-looking statements.

This document describes the businesses expected to be transferred to Cyclerion by Ironwood in the separation as if the transferred businesses were Cyclerion’s businesses for all historical periods described. References in this document to Cyclerion’s historical assets, liabilities, product candidates, businesses or activities of Cyclerion’s business are generally intended to refer to the historical assets, liabilities, product candidates, businesses or activities of the transferred businesses as the businesses were conducted as part of Ironwood prior to the separation.

Unless the context otherwise requires, references below to the following terms shall have the following respective meanings:

• “Ironwood” refers to Ironwood Pharmaceuticals, Inc., a Delaware corporation, and its consolidated subsidiaries;

• “sGC” refers to soluble guanylate cyclase;

• “sGC business” refers to Ironwood’s sGC stimulators business, including certain additional assets and liabilities associated with Ironwood’s pipeline programs related to sGC stimulators;

• “separation” refers to the separation of Ironwood’s sGC business from Ironwood’s other businesses and the creation of an independent, publicly traded company, Cyclerion, that holds the sGC business;

• “Cyclerion,” “we,” “us,” “our,” “our company” and “the company” refer to Cyclerion Therapeutics, Inc., a Massachusetts corporation, together with its subsidiaries, as the context requires, in each case as they will exist, assuming the completion of the separation;

• “cGMP” refers to cyclic guanosine monophosphate;

• “SCD” refers to sickle cell disease;

• “VOC” refers to vaso-occlusive crises;

• “FDA” refers to the U.S. Food and Drug Administration;

• “DN” refers to diabetic nephropathy;

• “HFpEF” refers to heart failure with preserved ejection fraction;

• “CNS” refers to the central nervous system;

• “IND/CTA” refers to the Investigational New Drug/Clinical Trial Application;

• “EMA” refers to the European Medicines Agency;

• “PAH” refers to Pulmonary Arterial Hypertension;

• “CTEPH” refers to Chronic Thromboembolic Pulmonary Hypertension; and

• “PCT” refers to the Patent Cooperation Treaty.

Overview

We are a clinical-stage biopharmaceutical company harnessing the power of sGC pharmacology to discover, develop and commercialize breakthrough treatments for serious and orphan diseases. Our focus is enabling the full therapeutic potential of next-generation sGC stimulators. sGC stimulators are small molecules that act synergistically with nitric oxide on sGC to boost production of cGMP. cGMP is a key second messenger that, when produced by sGC, regulates diverse and critical biological functions throughout the body including blood flow and vascular dynamics, inflammatory and fibrotic processes, metabolism and neuronal function. We believe that the key to unlocking the full therapeutic potential of the nitric oxide-cGMP pathway is to design differentiated next-generation sGC stimulators that preferentially modulate pathway signaling in tissues of greatest relevance to the diseases they are developed to treat. This targeted approach is intended to maximize the potential benefits of nitric oxide-cGMP pathway stimulation in disease-relevant tissues. We are led by an accomplished team, many of whom have worked together previously at Ironwood, with an exceptional track record of discovering, developing and commercializing meaningful therapies for patients while creating value for stockholders. Our strategy rests on a solid scientific foundation that is enabled by our people and capabilities, external collaborations and a responsive capital allocation approach.

We have an extensive portfolio of five differentiated sGC stimulators with several pipeline catalysts expected in 2019. The following table summarizes our programs:

Status of selected key development programs as of January 7, 2019. Represents current phase of development, does not correspond to the completion of a particular phase.

Strategic Core

We leverage the therapeutic potential of nitric oxide signaling by modulating the nitric oxide-cGMP pathway via pharmacologically tailored sGC stimulation. Nitric oxide signaling plays a central role in regulating diverse aspects of human physiology throughout the body, including vascular smooth muscle tone and blood flow, as well as processes that influence inflammation, fibrosis, metabolism and neuronal function. Deficient nitric oxide signaling is linked to a wide range of cardiovascular, metabolic, inflammatory, fibrotic and neurological diseases.

We design sGC stimulators with distinct pharmacologic and biodistribution properties that preferentially enhance nitric oxide-cGMP signaling in target tissues of greatest relevance to the diseases they are developed to treat. The resulting sGC stimulators are highly differentiated from each other, as well as from other sGC modulators and molecules that target this pathway via other mechanisms. This approach to the therapeutic application of nitric oxide-cGMP pharmacology is intended to allow us to harness the powerful multidimensional pharmacology of sGC stimulation for clinical application in serious and orphan diseases.

We have discovered and are advancing a pipeline of five differentiated sGC stimulator programs whose properties are tailored for distinct serious and orphan diseases with significant unmet clinical need.

•                  Olinciguat is an orally administered, once-daily, vascular sGC stimulator that we believe is well suited for the treatment of SCD, given its distribution to the vasculature and highly perfused organs, such as the kidney and lungs, which are frequently affected by this disease. SCD is a genetic disease that causes red blood cells to “sickle,” or become misshapen, and to more easily rupture, ultimately resulting in severe complications including chronic vascular inflammation, painful VOCs, poor blood flow to organs, pulmonary hypertension and renal failure. Patients with SCD have a shortened life expectancy, with an average of 42 years for males and 48 years for females in the United States. SCD affects approximately 100,000 people in the United States and approximately 50,000 in the EU5, or France, Germany, Italy, Spain and the United Kingdom. The global incidence of SCD is estimated to affect approximately 300,000 children born annually. By amplifying nitric oxide signaling, we believe that olinciguat has the potential to reduce the proportion of sickled cells, decrease vascular inflammation and cell adhesion, and improve nitric oxide-mediated vasodilation. For patients with SCD, we believe this may translate into reduction in debilitating daily symptoms such as chronic pain and fatigue, reduction in painful VOCs and end-organ protection (especially for the kidney, heart and lung) potentially leading to an increase in survival. Olinciguat has been granted Orphan Drug Designation for SCD by the FDA, and is currently in a Phase 2 study, STRONG-SCD, that is expected to enroll approximately 88 patients. Following the completion of our ongoing Phase 2 study, should data warrant, we intend to advance olinciguat into late-stage development for SCD and, if approved, commercialize on our own in the United States and alone or through licensing arrangements with partners around the world. We expect results from this study in the second half of 2019.

•                  Praliciguat is an orally administered, once-daily systemic sGC stimulator that we believe is well suited for the treatment of serious cardiometabolic diseases given its very extensive distribution into tissues, particularly adipose, kidney, heart and liver. We believe this distribution profile is essential to realize the potential of sGC pathway pharmacology to treat cardiometabolic diseases that are characterized by adipose inflammation, metabolic dysfunction and associated multi-organ etiology and involvement. We are assessing the potential of praliciguat to treat two such diseases: DN and HFpEF.

There are over 400 million adults with diabetes globally at a prevalence rate of 8.5%. Up to 40% of all patients with diabetes have DN. In patients with diabetes, nephropathy is a major risk factor for cardiovascular disease, the major driver of excess cardiovascular mortality, and the single strongest predictor of mortality. DN is progressive, and patients that survive to end-stage renal disease, or ESRD, require chronic dialysis treatment or kidney transplant. We believe praliciguat may help treat DN by enhancing renal endothelial function and blood flow regulation and attenuating renal inflammation and fibrosis. Praliciguat is currently in a dose-ranging Phase 2 study that is expected to enroll approximately 150 adult patients with DN. We expect results from this study in the second half of 2019.

Heart failure remains a rising global epidemic with an estimated prevalence of approximately 38 million individuals globally. HFpEF comprises 44% to 72% of new heart failure diagnoses and accounts for approximately half of the heart failure hospitalizations, with frequent readmissions. Five-year mortality rates for patients with HFpEF have been reported to range from 55% to 74%. We believe praliciguat, by enhancing impaired nitric oxide signaling in the heart and systemic circulation, has the potential to improve coronary blood flow, increase oxygen delivery to and utilization by skeletal muscle, and over the longer term, reduce cardiac stiffness and microvascular inflammation to both improve symptoms and potentially slow or halt disease progression. Praliciguat was granted Fast Track Designation for the treatment of HFpEF by the United States FDA and is in a Phase 2 proof-of-concept trial, CAPACITY-HFpEF, that is expected to enroll approximately 184 patients. We expect results from this study in the second half of 2019.

Following completion of ongoing Phase 2 studies, should data warrant, we intend to pursue out-licensing of praliciguat for late-stage development and commercialization in DN, HFpEF and potentially additional cardiovascular/metabolic indications.

•                  IW-6463 is an orally administered CNS-penetrant sGC stimulator that, because it readily crosses the blood-brain barrier, affords an unprecedented opportunity to expand the utility of sGC pharmacology to serious neurodegenerative diseases. Clinical and nonclinical research suggests that nitric oxide signaling plays a critical role in the CNS in memory formation and retention, control of cerebral blood flow and modulation of neuroinflammation. Nitric oxide is a potent neurotransmitter, and impaired nitric oxide-sGC-cGMP signaling is believed to play an important role in the pathogenesis of several neurodegenerative diseases. In preclinical models, IW-6463 has been associated with an increase in cerebral blood flow, improved neuronal health and function, reduced markers of neuroinflammation and enhanced cognition. CNS pharmacological activity of IW-6463 has been observed preclinically using multiple non-invasive techniques that can also be employed in early human clinical studies. We plan to begin first-in-human studies in the first quarter of 2019 with results expected in the second half of 2019.

•                  Our liver-targeted sGC stimulator will be orally administered and designed to selectively partition to the liver. By achieving liver concentrations many fold higher than corresponding plasma concentrations, we intend to maximize hepatic pharmacology. In animal models of liver fibrosis treated with systemic sGC stimulators, we have observed reductions in liver fibrosis, inflammation and steatosis, pathophysiological processes that underlie multiple chronic liver diseases. We expect to nominate a development candidate in the first half of 2019 and progress to filing an IND/CTA thereafter.

•                  Our lung-targeted sGC stimulator will be administered via inhalation and will be aimed at realizing the full potential of sGC stimulation in pulmonary diseases by selectively increasing exposure in the lung. Preclinically, our lead molecule is highly retained in the lung with greater than 50-fold selectivity for lung over plasma. In addition, in preclinical studies, the lead molecule is metabolically stable in the lung, whereas it is unstable in the plasma with rapid systemic clearance. We expect to nominate a development candidate in the first half of 2019 and progress to filing an IND/CTA thereafter.

We have a comprehensive intellectual property strategy to protect our platform and related proprietary technology that covers composition of matter, method of use, formulations and process development. The molecules and technologies underlying our sGC patents and pending patent applications were discovered and developed by our internal team of scientific experts.

Value-Creating Enablers

People and capabilities

We are leaders in targeted sGC stimulator chemistry and nitric oxide-cGMP pathway pharmacology.  Our founding team has deep knowledge and significant experience in cGMP pathway research and development, from the discovery and development of LINZESS®, an Ironwood product that leverages the pharmacology of the guanylate cyclase-C-cGMP pathway, to the development of the sGC stimulator chemistry libraries and systems pharmacology data that gave rise to the current portfolio of assets and will serve as the foundation for our future innovation. This knowledge and experience, centered on a single scientific mechanism with rich pharmacology, underpins our unique ability to identify opportunities and design sGC stimulators tailored for specific serious diseases.

We have an exceptional team with a proven track record at all levels within our organization.  We have broad expertise throughout our organization in discovering, developing and commercializing category-leading products, and are led by a management team with a history of success delivering innovative therapies to patients while creating value for stockholders. Our R&D leadership has been involved in the development and submission of over 100 IND/CTA applications and 20 NDAs/Marketing Authorization Applications for approval of products based on novel chemical entities. They have more than 200 years of combined experience at pharmaceutical and biotechnology companies and have all worked together previously at Ironwood.

Our Chief Executive Officer, Peter Hecht, Ph.D., served as Ironwood’s Chief Executive Officer and a director since co-founding the company in 1998. During that time, he built a highly respected leadership team and culture that worked together to discover, develop and commercialize LINZESS®, a novel first-in-mechanism therapeutic that quickly became the branded prescription market leader in its class and has been taken by millions of patients for irritable bowel syndrome with constipation and chronic idiopathic constipation. Additionally, during his tenure the team pioneered new areas of science, produced a development portfolio with multiple innovative drug candidates, and established a valuable network of global partnerships. Through a combination of private and public equity, structured debt, and partnerships, Dr. Hecht and his team raised over one billion dollars to fund these efforts. Our President, Mark Currie, Ph.D., has made critical scientific contributions over the last 40 years that have greatly advanced understanding of the pharmacology of nitric oxide, guanylate cyclases and cGMP signaling. Dr. Currie has led the characterization and discovery of three hormones that regulate cGMP, atrial natriuretic peptide, guanylin and uroguanylin. These discoveries played a role in the creation of novel treatments for a broad range of diseases including congestive heart failure, acute and chronic pain conditions associated with arthritis, and, more recently, a novel approach to treat patients with painful gastrointestinal conditions. Dr. Currie is the primary inventor of LINZESS®. Prior to joining our team, Dr. Currie led R&D at Ironwood where, in addition to developing LINZESS®, his team created the sGC platform that enabled the creation of Cyclerion. Prior to Ironwood, Dr. Currie led the discovery group at Sepracor and discovery pharmacology at Monsanto/Searle, which produced several important medicines, including LUNESTA® and CELEBREX®. Our Head of Global Development, Christopher Wright, MD, Ph.D., has two decades of medical research and drug development experience in orphan and specialty diseases, including cystic fibrosis, hepatitis C, rheumatoid arthritis, epilepsy and dementia. While at Vertex, Dr. Wright oversaw the development of ORKAMBI® through Phase 3, and the successful development and rapid approval of KALYDECO®, a life-changing cystic fibrosis therapy, by the FDA, EMA and other health authorities. He also played an important role in the global development and approval of INCIVEK® for hepatitis C. Prior to joining our team, Dr. Wright led the global development organization at Ironwood, including responsibility for advancing the late-stage and life-cycle gastrointestinal programs as well as the five sGC programs that underlie Cyclerion’s strategic core. Dr. Wright is also a practicing neurologist at Brigham and Women’s Hospital in Boston, MA. Our Chief Financial Officer, William Huyett, has extensive experience in pharmaceutical and medical device corporate strategy, capital allocation, finance, product development and commercialization and corporate leadership gained during his 30-year career at McKinsey and Company, Inc. He joins us from Ironwood, where he served as Chief Operating Officer, and led the efforts to separate our portfolio of sGC stimulator programs into Cyclerion.

External collaboration

We leverage a diverse cross-disciplinary network of external advisors and experts to advance our drug candidates. We do this in three ways. First, we actively engage leading experts to access additional technologies and expertise to advance our programs. This includes collaborations on preclinical models as well as accessing key technologies that can be used in preclinical or clinical studies. We are seasoned collaborators with a history of practical and productive short-term partnerships as well as profitable long-term alliances. Second, we establish disease-area advisory boards of physicians, patients and payors to provide insights into the unmet medical need and to support the design of clinical trials. Finally, we use a pharmaceutical advisory board made up of veteran drug hunters with broad industry experience and a track record of innovation to help us refine our R&D strategy.

We will apply a “best-owner” approach to our compounds whereby we develop and commercialize product candidates independently or through a partner depending on which path we believe will offer the greatest risk-adjusted value for our stockholders and accelerate global patient access to our drugs. We intend to prioritize development and commercialization in diseases characterized by structurally attractive markets where we can successfully commercialize on our own. We define structurally attractive markets as those managed by a narrow prescriber base with clear unmet patient need, payor willingness to pay and the potential for first-in-class entry. Olinciguat in SCD meets our definition of a structurally attractive market and therefore, we plan to retain the rights to develop and commercialize on our own in the United States and in select global markets. In contrast, due to the broad prescriber base associated with cardiometabolic indications, we intend to pursue out-licensing of the global rights of praliciguat after completion of our ongoing Phase 2 trials to a company with therapeutic-area leadership who can effectively and efficiently execute late-stage development and commercialization. At this time, we do not have any partnerships for any of our product candidates and we intend to apply this “best owner approach” as we make decisions regarding potential partnerships.

Capital allocation and economics

The capital allocation decision making and financial management we use in our business will enable us to continually deploy capital and people to the most promising opportunities. Highlights of our capital allocation and financial management strategy include:

•                  Decisive capital allocation:  We plan to establish a high threshold for therapeutic differentiation and compelling business case in each program. We expect to fund clinical trials that are designed to enable decisions to advance or halt the program.

•                  Elastic, externalized cost structure:  Our experienced team will seek to use outside supplier/partners wherever possible, in order to benefit from any economies-of-scale and skill sets that such suppliers and partners provide while minimizing our fixed costs.

•                  Mission-appropriate infrastructure:  Our infrastructure is designed to meet the needs of a multi-program development company intent on prosecuting and developing the sGC mechanism, generating and protecting key IP, compliance and attracting and retaining talent to further advance our five lead sGC stimulator programs and discover additional disease-targeted sGC stimulators.

•                  Development program-based management structure:  Our program leaders are accountable for performance against goals for each program based on clinical and scientific, cost and timeline performance metrics.

Our Opportunity—sGC Stimulation

Nitric oxide is a short-lived signaling molecule that is produced locally under exquisite physiological control throughout the body. Nitric oxide signaling plays a central biological role in real-time regulation of diverse systems, the discovery of which was recognized as the basis for the 1998 Nobel Prize in Physiology or Medicine. Nitric oxide signaling is mediated through its receptor, sGC, an intracellular protein in tissues throughout the body, including in the vasculature, kidney, brain, lung, intestines, heart, liver, adipose, spleen and skeletal muscle. As locally produced nitric oxide diffuses into adjacent target cells, it binds to sGC, increasing production of the secondary signaling molecule cGMP. cGMP acts through multiple downstream targets to elicit functional effects. The figure below aggregates the most well-characterized effects of nitric oxide-sGC-cGMP signaling across multiple cell types and tissues. The specificity of nitric oxide signaling in health (i.e., not all of the pathways are activated in all tissues at all times) is accomplished by both local production of nitric oxide and control of the expression and activity of pathway components in distinct cell types. Our approach to capitalize on the breadth of this pathway’s potential is to design small molecule sGC stimulators that, by their unique properties, preferentially increase nitric oxide signaling in the tissues most relevant to the diseases they are intended to treat to elicit some or all of the functional effects listed in the figure below.

AMPK=adenosine monophosphate-activated protein kinase;	LTP=long-term potentiation;

cGMP=cyclic guanosine monophosphate;	NO=nitric oxide;

CNGs=cyclic nucleotide-gated channels;	NOS=nitric oxide synthase;

GC-guanylate cyclase;	PDE=phosphodiesterase PKG=protein kinase G;

GTP=guanosine triphosphate;	sGC=soluble guanylate cyclase;

EC=endothelial cell;	TGF=transforming growth factor;

TNF= tumor necrosis factor

The effects of nitric oxide signaling on vascular smooth muscle tone and blood flow are well characterized and long known. The therapeutic utility of this pathway was first established in the late 1800s with the use of the nitric oxide-generating compound, nitroglycerin, to relieve angina. More recently, agents that act at different steps of this pathway to increase cGMP levels have been developed as therapies for erectile dysfunction (e.g., the phosphodiesterase type 5, or PDE5, inhibitors, VIAGRA® and CIALIS®) and for two types of pulmonary hypertension, PAH and CTEPH (e.g., the PDE5 inhibitors REVATIO® and ADCIRCA® and the sGC stimulator ADEMPAS®).

In addition to controlling blood flow, nitric oxide signaling independently regulates processes that influence fibrosis, inflammation and neuronal function. Our team recently extended known nitric oxide signaling pharmacology with the demonstration of clinical effects on metabolism, including fasting plasma glucose, cholesterol and triglycerides, in type 2 diabetic patients with hypertension (refer to figure “In a Phase 2a study, patients with type 2 diabetes and hypertension on standard of care treatment regimen who received praliciguat for two weeks had improvements in multiple metabolic parameters”).

A wide range of cardiovascular, metabolic, inflammatory, fibrotic and neurological diseases are associated with deficient nitric oxide signaling. When the bioavailability of endogenous nitric oxide is reduced in disease states, normal physiological function is disrupted and signaling pathways are imbalanced, leading to vasoconstriction, inflammation and fibrosis. We believe restoring this signaling pathway represents a potential therapeutic target for powerful pharmacological intervention in many serious diseases. In addition, as described further below, we believe that our approach to enhancing signaling through the nitric oxide-cGMP pathway will also be relevant in diseases in which signaling may not be compromised but for which the resultant pharmacology of enhanced signaling could bring therapeutic benefit.

We believe that the growing understanding of the nitric oxide-cGMP signaling pathway’s role in diverse aspects of health and disease creates the potential for a new generation of important therapeutics for serious and orphan diseases that we believe remains largely untapped. Further, we believe that, of the clinically validated means to modulate nitric oxide-cGMP pathway signaling (nitric oxide-generating compounds, PDE5 inhibitors and sGC stimulators), sGC stimulation represents the optimal mechanism by which to realize the full therapeutic potential of this pathway. Direct nitric oxide-generating compounds, such as nitroglycerin and nitrates, have limitations including tolerance (attenuation of effect over time), which has not been observed for sGC stimulators. PDE5 inhibitors rely on basal signaling (flux) through the pathway to have effects, which limits the pharmacological effect they can have. In contrast, sGC stimulators are agonists of sGC that work synergistically with nitric oxide to amplify signaling through the pathway, providing opportunity to expand the pharmacology to any tissue in which nitric oxide signaling is occurring.

Adapted from Tobin, Zimmer et al.2018. J. Pharmacol. Exp. Therapeut., 365 (3). 664-675

Stimulation of sGC is clinically validated by ADEMPAS®, an oral, three times-daily administered sGC stimulator marketed by Bayer, that is approved for the treatment of PAH and CTEPH, both progressive life-threatening diseases that are linked to deficiencies in the nitric oxide signaling pathway. ADEMPAS® represents an important first step in demonstrating the therapeutic potential of this mechanism.

In order to realize the significant potential of sGC stimulation to enable the development of important new medicines, we are focused on developing next generation sGC stimulators. Our sGC stimulators act as directed agonists, meaning they are designed to boost signaling within the context of the endogenous nitric oxide pathway in a localized, tailored manner.

Importantly, the potential utility of sGC stimulation is not restricted to diseases associated with a loss of nitric oxide signaling. Because sGC stimulators act as agonists, like β-agonists and steroids, they do not require an underlying defect in the pathway to have a pharmacological effect. They are able to enhance the activity of a fully functional nitric oxide signaling pathway to generate pharmacological effects. Preclinical studies suggest that enhanced nitric oxide pathway signaling may provide therapeutic benefit in diseases associated with inflammation, fibrosis or metabolic dysregulation, regardless of whether there is a direct role for the nitric oxide pathway dysfunction in the pathogenesis of the disease.

We believe the breadth of potential applications for sGC stimulators is generally analogous to many aspects of the history of corticosteroids. While sGC stimulators have not been studied as extensively as corticosteroids, we believe the development history for this broad class of agonist drugs is instructive regarding the potential for sGC stimulators, which also act as agonists, to one day have broad application across diseases targeting multiple different tissues and systems. The targets for both sGC stimulators and corticosteroids are found in tissues throughout the body where they regulate fundamental signaling pathways with wide-ranging downstream effects. In this context, first-generation broadly distributed compounds with powerful pharmacology are suited for systemic disorders whereas organ-targeted compounds can enable greater activation in target tissues while minimizing systemic effects. This affords the opportunity to develop not only multiple systemic products but also a wide range of specific tissue-targeted products. In the 1950s, first-generation systemic corticosteroids were developed following the discovery of the hormone cortisol. Powerful systemic corticosteroids such as prednisone are still used extensively today in the treatment of serious systemic conditions, including lupus, lymphomas and Crohn’s disease; however, the expansion of systemic corticosteroids as a class was limited by effects associated with untargeted delivery. The opportunities associated with developing a mechanism for selective delivery of an agonist are illustrated by the proliferation of whole new categories of second-generation corticosteroids that target specific organs. For example, topical cortisone for dermal inflammation, inhaled corticosteroids, such as FLONASE®, for asthma and allergies, and rectally administered budesonide, such as UCERIS® for ulcerative colitis, have all had commercial success.

As was done to harness the powerful pharmacology of corticosteroids, we believe the key to unlocking the full potential of sGC pharmacology is to develop stimulators that can selectively target this pathway in the tissues of greatest relevance to, and with the optimal pharmacokinetic and pharmacodynamic profile for, the diseases of interest. Olinciguat, our vascular sGC stimulator, is distributed to both the vasculature and key organs such as kidney and lungs, which we believe makes olinciguat well suited for the potential treatment of SCD. Praliciguat, our systemic sGC stimulator, is distinct in its very extensive tissue distribution, including to adipose, which we believe may be particularly relevant to the treatment of cardiometabolic diseases such as DN and HFpEF. In addition, we believe we are the first to discover and develop tissue-targeted sGC stimulators, including IW-6463, a compound that can access the brain for potential to address serious neurodegenerative diseases as well as compounds that can preferentially target the liver or the lung for potential treatment of serious and orphan diseases that primarily affect these organs.

Our Product Candidates

Olinciguat for Sickle Cell Disease

Olinciguat is an orally administered, once-daily, vascular sGC stimulator designed for the treatment of SCD. Because SCD is a hemoglobinopathy with blood vessel and multi-organ involvement, we believe olinciguat’s distribution to both the vasculature as well as to highly perfused organs such as the kidney and lungs, makes it particularly well suited for the potential treatment of SCD. We believe olinciguat’s long plasma half-life, which results in low fluctuations from one daily dose to the next (i.e., low peak-to-trough ratio), will allow for steady, efficacious concentrations to be maintained below levels that might produce side effects. We have observed very low renal clearance of olinciguat in humans, which we believe is a beneficial attribute for this patient population, as patients with SCD often have compromised renal function. Olinciguat treatment was associated with a decrease in the progression of hemolytic anemia in a mouse model of SCD, higher mRNA expression of the γ-globin subunit of fetal hemoglobin in cultured cells and lower levels of vascular inflammatory markers and improved vascular function in mouse models of inflammation. Following the completion of our Phase 1 studies with olinciguat that demonstrated a well-tolerated dose range, dose-proportional pharmacokinetics and target engagement, we initiated a Phase 2 clinical study in patients with SCD. Olinciguat is designed to reduce the proportion of sickled cells, decrease vascular inflammation and cell adhesion, and improve nitric oxide-mediated vasodilation. For patients with SCD, we believe this may translate into a reduction in debilitating daily symptoms such as chronic pain and fatigue, reduction in painful events called VOCs, and end-organ protection (especially for kidney, heart and lung), potentially leading to an increase in survival. Olinciguat was granted orphan drug designation for SCD by the FDA in June 2018.

Sickle Cell Disease

Disease Background

SCD encompasses a group of genetic blood disorders affecting hemoglobin, a protein in red blood cells that carries oxygen from the lungs to the body’s tissues and returns carbon dioxide from the tissues back to the lungs. SCD varies substantially in presentation and clinical course. An inherited mutation results in substitution of the amino acid valine for glutamic acid in the sixth position of the beta globin chain causing formation of HbS, an atypical form of hemoglobin that can cause red blood cells to change shape, or sickle. There are several genotypes of SCD found globally with the following being most prevalent:

•                  HbSS: Patients inherit two sickle cell genes (“S”); one from each parent. This is often referred as “sickle cell anemia” and is usually the most severe form of SCD;

•                  HbSC: Patients inherit a sickle cell gene (“S”) from one parent and an abnormal hemoglobin gene called “C” from the other parent. This is usually a milder form of the disease; and

•                  HbS/Beta thalassemia: Patients inherit a sickle cell gene from one parent, and a gene for β thalassemia, another form of anemia, from the other parent. There are two types of beta thalassemia: “0” and “+”. βthal0 is often a more severe form while βthal+ is a milder form.

SCD causes lifelong symptoms and complications that generally begin within eight to ten weeks of birth. Painful VOCs are the most reported and recognized complication. Additionally, SCD patients experience many daily symptoms, including chronic pain, fatigue and shortness of breath. Although VOC is the most reported and recognized symptom, SCD affects the entire body. Recurrent episodes of vaso-occlusion and inflammation result in progressive damage to organs, including the brain, kidneys, lungs, bones and cardiovascular system. For example, accumulating damage from both silent cerebral infarcts and overt strokes leads to cognitive impairment, increased pulmonary fibrosis and pulmonary hypertension stress cardiac function and progressive glomerular fibrosis and associated decrease in glomerular filtration rate often lead to renal failure. In fact, nearly one-third of people with SCD will develop chronic kidney disease and some of these patients will develop ESRD. The one-year death rate following an ESRD diagnosis was almost three times higher in people with ESRD due to SCD when compared with those with ESRD from other causes. These cumulative effects lead to a shortened life expectancy with an average of 42 years for males and 48 years for females in the United States.

Current SCD treatment primarily focuses on the management of acute and chronic complications with therapies including antibiotics, anti-inflammatory drugs and blood transfusions. Although chronic transfusions correct anemia and can temporarily resolve painful complication, transfusion carries the risk of iron overload, and therefore, iron chelation therapy becomes a part of a patient’s treatment plan in an effort to avoid liver damage. Treatment options that address chronic symptoms and/or underlying pathophysiology are limited. Hematopoietic stem cell transplantation, or HSCT, is the only curative treatment; however, only 10-20% of SCD patients qualify for transplantation. Because of the associated morbidity and mortality and the difficulty in finding a matched donor, HSCT is generally limited to the most severe patients or children with matched siblings. HSCT also does not improve the underlying organ damage that has occurred prior to transplant. Until recently, only one drug, hydroxyurea, was approved by the FDA to reduce the frequency of painful crises and to reduce the need for blood transfusions. Despite recommendations for use in all patients with SCD, few patients are able to continue treatment with hydroxyurea uninterrupted, largely due to its side effects and potential for long-term toxicity. According to the hydroxyurea label, its adverse event profile includes neutropenia and suppression of reticulocytes and platelets, necessitating a temporary cessation in treatment in almost all patients. In 2017, ENDARI™, a pharmaceutical grade oral powder version of the amino acid glutamine, was approved to reduce the acute complications of SCD. According to the ENDARI label, patients treated with placebo for 48 weeks had a median of four pain crises compared with three for the patients treated with ENDARI. Additionally, many patients are on pain management programs that include chronic opioid therapy; paradoxically however, patients on chronic opioids often experience greater levels of clinical pain as well as depression, fatigue and proportion of days in crisis. In addition, chronic opioid therapy is associated with greater healthcare utilization on both crisis and non-crisis days.

Nitric Oxide Connection

The combined effects of vasoconstriction, inflammation and cellular aggregation and adhesion to the endothelium, the cells that line the interior surface of the vasculature, are believed to contribute to many complications and symptoms of SCD, including VOCs and chronic pain. Over time, these combined effects result in accumulated vascular and tissue damage that can lead to organ failure and shortened life expectancy. Nitric oxide deficiency plays an important role in the pathophysiology that underlies the accumulated damage. HbS, when deoxygenated, polymerizes into rigid chains that deform red blood cells into the characteristic sickle shape. In addition to causing reduced blood flow to organs and tissue, sickled red blood cells and are more susceptible to hemolysis, and have an average lifespan of approximately 20 days compared with 120 days for normal red blood cells. As depicted in the figure below, upon hemolysis, hemoglobin and the arginine-metabolizing enzyme arginase are released into the plasma. Cell-free hemoglobin binds with high affinity to nitric oxide in the plasma thereby reducing nitric oxide bioavailability. In addition, arginase degrades arginine, the key substrate for nitric oxide synthesis, which then limits the generation of nitric oxide. Low nitric oxide bioavailability results in reduced cGMP production, which is in turn associated with the vascular inflammation, cell adhesion, vasoconstriction, vaso-occlusion, and ischemia that are responsible for the symptoms and complications of SCD.

Our Solution

Once-daily olinciguat is designed to address the nitric oxide deficiency that underlies the pathophysiology in SCD by amplifying nitric oxide signaling, which we believe will increase production of HbF, which can inhibit polymerization of HbS and thereby reduce the proportion of sickled red blood cells, decrease vascular inflammation and cell adhesion, and improve nitric oxide-mediated vasodilation, as depicted in the figure below. By these mechanisms, we believe olinciguat may improve the daily symptoms of SCD, including chronic pain and fatigue, as well as reduce the frequency of painful crises and ultimately prolong life by preserving organ function. sGC stimulation by olinciguat expands on the focus of other pharmacological approaches to SCD that are limited by narrow or less powerful mechanisms and therefore may have limited therapeutic benefits. We believe our multidimensional pharmacological approach to the treatment of SCD has the potential to address the multifactorial pathology of this disease.

In a preclinical model of SCD, olinciguat treatment was associated with positive effects on key aspects of SCD pathology. The Townes mouse is a knockout-transgenic model of SCD that, like patients with SCD, develops severe hemolytic anemia and organ damage. Male, 9-week-old Townes mice (five mice) treated for 10 days with olinciguat had significantly higher red blood cell counts, total hemoglobin levels and hematocrit (the volume percentage of red blood cells in blood) compared with vehicle-treated controls (five mice), as illustrated in the figure below. In this transgenic mouse model of SCD, olinciguat-treated mice showed a decrease in the progression of hemolytic anemia.

In Townes mouse model of SCD, progression of hemolytic anemia was ameliorated in olinciguat-treated animals

*                                         p<0.05; ** p<0.01 Olinciguat vs Vehicle at Day 10

Induction of HbF has been identified as a mechanism of hydroxyurea in the treatment of SCD and is therefore a clinically validated approach to preventing red blood cell sickling. Because

cGMP-mediated signaling is implicated in the regulation of the gene encoding the γ-globin subunit of HbF, we believe modulation of nitric oxide signaling has the potential to reduce red blood cell sickling, the underlying pathology of SCD. We evaluated the effects of olinciguat treatment on γ-globin mRNA levels in the K562 erythroleukemic cell line. As illustrated below, in cells treated with olinciguat for seven days, the normalized γ-globin mRNA expression was almost three-fold greater than that of vehicle-treated control cells. In patients with SCD, higher HbF levels are associated with reduced rates of VOC, decreased frequency of acute chest syndrome and attenuation of other complications of SCD.

Olinciguat-treated K562 cells, when compared with vehicle-treated cells, had greater normalized mRNA expression of the γ-globin subunit of fetal hemoglobin

****                    p<0.0001; vs Vehicle

Chronic vascular inflammation in SCD is characterized by the activation of vascular endothelial cells and leukocytes and by the induction of expression of surface adhesion receptors on these cells as well as on platelets. These effects lead to recruitment of sickled red blood cells, leukocytes and platelets to the vascular wall and formation of cell aggregates, which can occlude microcirculation and lead to painful VOCs and other serious complications. Reducing vascular inflammation via blockade of specific adhesion receptors is a validated approach to reduce painful crises in patients with SCD, as demonstrated by a study of the investigational drug crizanlizumab. The effect of olinciguat on the expression of soluble surface adhesion receptors was studied in a mouse model of inflammation in which leukocyte activation is induced by treatment with the pro-inflammatory cytokine TNFα. As shown below, mice (10 mice) pretreated with oral olinciguat one hour before administration of tumor necrosis factor alpha (TNFα) had lower mean plasma levels of the soluble adhesion molecules sL-selectin, sP-selectin, sE-selectin and sICAM-1 than vehicle-treated controls (10 mice), demonstrating attenuation of leukocyte and endothelial cell activation.

In a mouse model of inflammation, leukocyte and endothelial cell activation was attenuated in olinciguat-treated animals

*                                         p<0.05; *** p<0.01; **** p<0.0001 vs TNFα-Vehicle

As a physiological consequence of vascular inflammation and endothelial activation, leukocyte rolling along the vascular wall slows. The speed of leukocyte rolling can be measured in vivo in the vasculature of mice via intravital microscopy. We measured the effect of olinciguat on leukocyte rolling velocity in the venous microcirculation of TNFα-challenged mice. Olinciguat was evaluated both alone and in combination with hydroxyurea, the standard of care in SCD. Treatment of mice with TNFα  increased expression of endothelial selectins that form adhesive contacts with leukocytes and slowed leukocyte rolling. Mice pretreated with either olinciguat (three mice) or hydroxyurea (three mice) had significantly faster leukocyte rolling velocities, 10.31±1.14 µm/s (p<0.001) and 15.47±1.68 µm/s (p<0.05), respectively, compared with TNFα controls (three mice), 5.55±0.66 µm/s. The effect was even greater when olinciguat and hydroxyurea were given in combination; leukocyte rolling velocity of combination treatment, 19.66±1.85 µm/s was significantly greater than TNFα controls (p<0.001) and approached the velocity of the naïve controls (three mice), 26.59±3.13 µ m/s. These data demonstrate the functional significance of decreasing vascular inflammation via attenuation of the upregulation of vascular adhesion molecules.

Phase 2 Clinical Study in SCD

We are conducting a Phase 2 study in patients with SCD, the STRONG-SCD study. STRONG-SCD is a randomized, placebo-controlled study in patients evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of three dose levels of olinciguat compared with placebo when administered once daily for 12 weeks. This study is ongoing and enrolling approximately 88 patients aged 16 to 70 years with HbSS, HbSC, HbSβ0-thalassemia, or HbSβ+-thalassemia and who have experienced one to 10 painful crises in the past year. Patients remain on a stable regimen of their current medication(s) for SCD. Exploratory objectives include evaluation of the effect of olinciguat on painful crisis events, biomarkers of disease activity (e.g., HbF levels, anemia, inflammatory markers) as well as effects on health-related patient-reported outcomes, or PRO, including chronic pain and fatigue. While not explicitly powered for efficacy, we expect to use the data from this trial to evaluate the potential for clinical advancement and, if data warrant, advance the program to a registration trial. We are assessing not only parameters that may allow a direct read on registration endpoints, such as symptoms and pain events, but also parameters that reflect the multidimensional pharmacology we expect to observe based on our preclinical studies. We believe that the full spectrum of data from STRONG-SCD, therefore, will enable us to evaluate potential future clinical development and provide the data to support broad differentiation from other SCD treatments.

The FDA recognizes the importance of patient-focused drug development and has specifically noted that SCD is a disease with significant unmet need, particularly with regard to daily symptoms, such as pain and fatigue. In STRONG-SCD, daily symptoms are being assessed using our Sickle Cell Disease Symptom Assessment Form, or SCD-SAF, a proprietary PRO instrument designed based on patient-centric qualitative research to reflect the most important and relevant symptoms that impact SCD patients. We began developing this PRO instrument before initiating the ongoing Phase 2 trial to enable its use in a registration trial as the assessment underpinning a potential registration endpoint. The SCD-SAF is being developed in accordance with the FDA Guidance for Industry Patient-Reported Outcome Measures: Use in Medical Product Development to Support Labeling Claims (2009) and good measurement practices. The SCD-SAF is developed from the patient’s perspective to measure concepts that are understandable to patients with SCD and include clear instructions and a short recall period. It measures symptom intensity employing well-defined response options that are sufficiently sensitive to detect change. We believe the SCD-SAF will be a fit-for-purpose assessment of treatment benefit in our context of use. In line with our patient-centric approach, we have also established a patient advisory committee to counsel us on our clinical development program to ensure that we are assessing efficacy in a manner that truly meets the needs of patients suffering from SCD. This advisory committee has enhanced our understanding of the daily symptom burden that SCD has on patients and emphasized that relief from those symptoms is important for patients.

Completed Phase 1 Clinical Studies

Phase 1 single-ascending and multiple-ascending dose studies in healthy subjects identified a well-tolerated dose range of once-daily olinciguat, confirmed target engagement and established proof of pharmacology. In these studies of healthy subjects, oral, once-daily olinciguat was well tolerated with no serious adverse events or discontinuations due to adverse events. The most commonly reported adverse events overall in these studies were headache and tachycardia. In the single-ascending-dose study, ICP-1701-101 in 24 subjects, seven of the 18 olinciguat-treated subjects reported headache, three reported tachycardia/sinus tachycardia, three reported nausea and three reported vomiting; all of these events were mild or moderate. No other events were reported in more than two olinciguat-treated subjects. In the multiple-ascending-dose study, ICP-1701-102 in 55 subjects, all five cohorts (8 olinciguat/3 placebo per cohort) were dosed at a single dose level for seven days, and two of the five cohorts up-titrated to a higher dose for seven more days of dosing. During the first seven days of dosing, seven of the 40 olinciguat-treated subjects reported headache, seven reported tachycardia, three reported hypotension and three reported nausea. In the second seven days of dosing, two of the 16 olinciguat-treated subjects reported headache. All of these events were mild or moderate. No other events were reported in more than two olinciguat-treated subjects. There were no trends of concern in laboratory, electrocardiograph or platelet function parameters in either study. Olinciguat was dose proportional at steady state with a half-life of approximately 30 hours and a low peak-to-trough ratio (<2), a profile that is supportive of once-a-day dosing regimen. Olinciguat demonstrated a moderate volume of distribution (49.4-58.9 L), which is consistent with exposure both in the vasculature and organs, and very low renal clearance (<0.3% of total body clearance) suggesting a low likelihood for dose adjustment in renally impaired patients. Increases in plasma cGMP provided evidence of sGC target engagement, and reduction in blood pressure demonstrated proof of pharmacology.

Market Opportunity

SCD is the most common hemoglobinopathy disorder worldwide. According to the Centers for Disease Control and Prevention, SCD affects approximately 100,000 people in the United States. It is estimated that the prevalence of SCD in the EU5 is 50,000. SCD is a standard part of mandatory newborn screening in the United States, which reveals an incident population of about one in every 365 African-American births and one in every 16,300 Hispanic-American births in the United States. In addition, SCD is estimated to affect approximately 300,000 children born annually worldwide.

SCD is the most prevalent genetic disease in France and the UK, and its frequency is steadily rising in many other countries in Northern, Central and Southern Europe. SCD is particularly common in people whose ancestors come from Sub-Saharan Africa, South America, Cuba, Central America, Saudi Arabia, India and Mediterranean countries such as Greece, Turkey and Italy.

The cost of managing patients with SCD is substantial. The financial burden is largely driven by inpatient admissions; it was shown that the average SCD patient is admitted to the hospital seven times per year with an average length of stay per visit of seven days. Further, a study by Brousseau, et al found that the 30-day rehospitalization rate was 33.4% and nearly 40% of hospital discharges resulted in a 30-day return for acute care, such as a visit to the emergency department. A 2009 study conducted by the Cardeza Foundation at Thomas Jefferson University estimated the average annual cost of managing a patient with HbSS, one of the three major genotypes of SCD, was greater than $230,000, not adjusting for inflation. Given the average lifespan of a patient with SCD is approximately 50 years, we estimate that cumulative costs over a single SCD patient’s life may reach $9 million.

Praliciguat for Cardiometabolic Diseases

Praliciguat is an orally administered, once-daily systemic sGC stimulator designed for the treatment of serious cardiometabolic diseases such as DN and HFpEF. In a preclinical study, oral praliciguat demonstrated extensive distribution to adipose, kidney, heart and liver, which we believe is fundamental to its potential to be a breakthrough therapy for cardiometabolic diseases characterized by adipose inflammation and metabolic dysfunction and associated multi-organ etiology and involvement. In addition, in a clinical study, praliciguat showed negligible renal clearance making it well suited to the treatment of patients with cardiometabolic diseases who commonly have compromised renal function. In a Phase 2a study in patients with type 2 diabetes and hypertension (C1973-202, described below), praliciguat-treated patients had greater decreases in blood pressure and glucose and lipid levels compared with placebo-treated patients. These metabolic improvements are particularly notable because all patients in this exploratory study were receiving standard of care therapy for glycemic and blood pressure control, and most were also receiving statins to reduce lipids. Following these positive metabolic results, we initiated our ongoing Phase 2 studies in DN and HFpEF with praliciguat. In addition to establishing proof-of-concept in these serious diseases with high unmet need, we expect to further characterize the metabolic effects of praliciguat in our Phase 2 studies. In September 2018, the FDA designated the investigation of praliciguat for HFpEF as a Fast Track development program.

Diabetic Nephropathy

Disease Background

DN is a common, serious microvascular complication of type 1 and type 2 diabetes mellitus and is characterized by pathological urinary albumin excretion, glomerular lesions, hypertension and progressive loss of renal function. Diagnosis of DN is based on increased albuminuria and/or reduced estimated glomerular filtration rate in patients with diabetes. In patients with diabetes, nephropathy is a major risk factor for cardiovascular disease, the major driver of excess cardiovascular mortality and the single strongest predictor of mortality. DN is progressive, and patients that survive to ESRD require chronic dialysis treatment or kidney transplant.

Current first-line therapy for DN includes glycemic and blood pressure control and treatment with renin-angiotensin-aldosterone system, or RAAS, inhibitors: either an angiotensin-converting enzyme inhibitor or angiotensin receptor blocker. These treatments may slow the disease, but do not prevent progression to ESRD. In fact, the prevalence of DN has not declined despite increased use of RAAS inhibitors and glucose-lowering medications. Thus, there remains significant unmet medical need for patients with DN.

Nitric Oxide Connection

We believe nitric oxide deficiency plays an important role in the pathogenesis of DN. In the healthy kidney, nitric oxide-sGC-cGMP signaling promotes the relaxation of vascular smooth muscle cells, blocks endothelial cell activation and cytokine-induced injury and inhibits excessive vascular proliferation, fibrosis and inflammation. In patients with diabetes, however, nitric oxide signaling can be impaired due to reduced concentrations of endogenous nitric oxide. Multiple mechanisms contribute to endothelial dysfunction and the reduction in nitric oxide levels in diabetics, including the generation of advanced glycation end-products, increased uric acid levels, increased oxidative stress and increased levels of asymmetric dimethylarginine, or ADMA, which inhibits synthesis of nitric oxide. The resultant decrease in nitric oxide signal may in turn promote the progression of DN. The association between deficient nitric oxide and the development and progression of DN is also established genetically. Multiple genetic polymorphisms in the gene encoding endothelial nitric oxide synthase, or eNOS, a key nitric oxide-producing enzyme in the vasculature, are associated with both DN and reduced enzyme activity or plasma concentrations of nitric oxide.

Our Solution

Praliciguat is an oral sGC stimulator that has demonstrated extensive distribution to tissues, including both kidney and adipose, which we believe makes it uniquely suited to treat DN. By acting synergistically with nitric oxide to amplify signaling, we believe praliciguat may compensate for deficits in nitric oxide signaling and ameliorate the pathophysiology of DN. In this way, we believe praliciguat has the potential to improve renal endothelial function, restore appropriate renal blood flow regulation and attenuate or prevent renal inflammation and fibrosis. Based on data from a Phase 2a study (C1973-202, described below) in 26 patients with type 2 diabetes and hypertension, we believe praliciguat may also have positive metabolic effects, including improving insulin sensitivity and LDL cholesterol and triglyceride levels in patients with cardiometabolic disease.

Beneficial effects on renal function were observed in multiple animal models treated with praliciguat, including the ZSF1 and Dahl salt-sensitive rat models. In the obese ZSF1 rat model of DN, plasma, urine and tissue samples were collected at the end of the 11-week study. Obese ZSF1 rats treated with praliciguat (nine rats) had lower liver weight, lower urine volume and proteinuria and lower fasting plasma glucose and cholesterol compared with control animals (eight rats). Moreover, beneficial renal effects were seen at dose levels that had non-significant effects on blood pressure in this study, suggesting the renal-protective effects are independent of systemic hemodynamic effects.

In the Dahl salt-sensitive rat model of hypertension, renal-protective effects were observed in praliciguat-treated animals. Control and treated animals were fed a high-salt diet for eight weeks; after two weeks, praliciguat was added to the high-salt diet of the treated group for the remaining six weeks. Control rats (eight rats) developed kidney damage as evidenced by albuminuria and histological changes. As illustrated below, praliciguat-treated rats (eight rats) had significantly lower levels of urinary albumin than controls (Figure A) suggesting that praliciguat treatment may have blunted the high salt-mediated increase in urinary albumin. Furthermore, histological evaluation of animals treated with praliciguat revealed lower levels of glomerulosclerosis (Figure B) compared with controls. In addition, praliciguat-treated animals had lower level of interstitial fibrosis, interstitial inflammation and vascular alterations compared with controls. Renal-protective effects were observed at a praliciguat dose that produced minimal effects on systemic blood pressure.

In a preclinical model of hypertension, renal-protective effects were observed in praliciguat-treated animals

*                                         p<0.05; *** p<0.001; **** p<0.0001 vs. High-salt Control

Praliciguat was evaluated in isolated primary human renal proximal tubule epithelial cells (hRPTC) in vitro to mechanistically separate direct effects from effects that may be attributable to changes in local blood flow and hemodynamics. Praliciguat-treated hRPTC cells were inhibited from changing into elongated fibroblast-like cells induced by the profibrotic cytokine, TGFβ. As shown in the figure below, praliciguat-treated hRPTC cells also had lower levels of cell death, or apoptosis, induced by treatment with the fibrotic mediator, TGFβ, as compared with vehicle-treated cells.

In vitro, praliciguat-treated hRPTC cells had reduced cell death (or apoptosis) triggered by the profibrotic cytokine TGFβ

***                           p<0.001; **** p<0.0001 vs TGFβ-Vehicle

In an exploratory, Phase 2a randomized, placebo-controlled study C1973-202 in 26 patients with type 2 diabetes and hypertension on standard of care therapy, patients treated with praliciguat for 14 days had greater decreases in fasting plasma glucose, LDL cholesterol and triglycerides compared with placebo-treated patients, as shown in Figures A, B and C, respectively. In addition, compared to patients treated with placebo, patients treated with praliciguat had greater decreases in the homeostatic model assessment of insulin resistance, or HOMA-IR, a measure of insulin sensitivity, and greater decreases in plasma levels of ADMA, a marker of endothelial dysfunction and cardiovascular disease risk.

In a Phase 2a study, patients with type 2 diabetes and hypertension on standard of care treatment regimen who received praliciguat for two weeks had improvements in multiple metabolic parameters

Phase 2 Clinical Study in Diabetic Nephropathy

We are conducting a dose-ranging Phase 2 trial in DN with the primary efficacy objective of evaluating the effect of praliciguat on urine albumin-to-creatinine ratio, or UACR, an indicator of kidney damage. This randomized, double-blind, placebo-controlled trial is evaluating safety and efficacy of two dose levels of once-daily praliciguat administered for 12 weeks. The study is enrolling approximately 150 adult patients with type 2 diabetes mellitus, albuminuria and impaired renal function who are on stable antihyperglycemic medications and RAAS inhibitors. We have designed this study to enable us to evaluate the potential for clinical advancement following completion of the study.

In addition to UACR, this study is evaluating the effect of praliciguat on hemodynamics measured by ambulatory blood pressure monitoring, cardiovascular and renal biomarkers and metabolic markers, including fasting plasma glucose, lipids, hemoglobin A1c, insulin and insulin resistance. We expect this study will allow us to expand and confirm our understanding of the effects of praliciguat on diabetic, metabolic, vascular and renal parameters, all of which are relevant across diabetic populations. Data are expected in the second half of 2019.

Completed Phase 1 and 2a Clinical Studies

Phase 1 single-ascending and multiple-ascending dose studies in 100 healthy subjects identified a well-tolerated dose range of once-daily praliciguat, confirmed target engagement and established proof of pharmacology. There were no serious adverse events or discontinuations due to adverse events in these studies. In the randomized, placebo-controlled, single-ascending-dose study, ICP-1973-101 in 46 subjects, 11 of the 35 praliciguat-treated subjects reported headache, five reported tachycardia and four reported vomiting. All of these events were mild or moderate except for one adverse event of vomiting that was severe. No other adverse events were reported in more than two praliciguat-treated subjects. As this was a dose-escalating trial designed to determine the maximum tolerated dose for future clinical trials, most (seven of 11) of the praliciguat-treated subjects who reported headache and all (four of four) of the praliciguat-treated subjects who reported vomiting received dose levels deemed not tolerated in this Phase 1a study. In the randomized, placebo-controlled, multiple-ascending dose study, ICP-1973-102, 44 subjects received a single dose level daily for 14 days then up-titrated to a higher dose for seven more days of dosing. Of the 32 praliciguat-treated subjects, 15 reported headache and six reported dizziness/postural dizziness; all of these events were mild or moderate. No other adverse events were reported by more than two praliciguat-treated subjects. These common adverse events are consistent with the known pharmacology of sGC stimulation and occurred mainly at the higher dose levels. There were no observed trends of concern in laboratory, electrocardiograph or platelet function parameters. Praliciguat exhibited dose-proportional pharmacokinetics with an effective half-life supportive of once-daily dosing. In addition, praliciguat had a large volume of distribution (3100-3610 L) indicating it is broadly distributed to tissues, and negligible renal clearance (<0.01% of total body clearance) suggesting a low likelihood for dose adjustment in renally impaired patients. Increases in plasma cGMP provided evidence of sGC target engagement, and reduction in blood pressure demonstrated proof of pharmacology. In a Phase 1 drug-drug interaction study with aspirin, C1973-103, praliciguat both alone and in combination with aspirin did not affect bleeding time or platelet function in healthy subjects, nor were there any pharmacokinetic interactions between praliciguat and aspirin.

We have also completed two companion exploratory Phase 2a studies in a total of 37 patients with type 2 diabetes and hypertension who were on stable regimens of medications for both diabetes and blood pressure control. The smaller study, C1973-201, was an open-label rapid-dose-escalation study in 11 patients. Praliciguat was well tolerated in this study with four of the eleven patients reporting headache, which were all considered mild; no other adverse events were reported by more than two patients. Study C1973-202 was a randomized, placebo-controlled, 14-day study of once-daily praliciguat in 26 patients. Of the 20 patients who received praliciguat, five each reported headache, hypoglycemia and nausea, and three reported diarrhea; all of these events were considered mild. No other adverse events were reported by more than two patients. A single serious adverse event of upper gastrointestinal hemorrhage deemed severe and study drug related occurred in a patient receiving praliciguat who had ulcerative esophagitis and a previously undiagnosed hiatal hernia; the upper gastrointestinal hemorrhage resolved the same day and the patient recovered completely. There were no observed trends of concern in laboratory, electrocardiograph or platelet function parameters. In these patients on one or more blood pressure-lowering medications, treatment with praliciguat was associated with small but consistent reductions in blood pressure. Patients treated with praliciguat also had positive metabolic changes compared with placebo, including mean declines in fasting plasma glucose, triglycerides and LDL serum cholesterol (see figure above “In a Phase 2a study, patients with type 2 diabetes and hypertension on standard of care treatment regimen who received praliciguat for two weeks had improvements in multiple metabolic parameters”). In addition, praliciguat-treated patients had a mean decline in plasma ADMA, a marker of endothelial dysfunction and a risk factor for cardiovascular disease. As in the Phase 1 studies, praliciguat had a large volume of distribution indicating extensive distribution outside the vasculature and a pharmacokinetic/pharmacodynamic profile supportive of once-daily dosing.

Market Opportunity

The World Health Organization estimates that there are over 400 million adults with diabetes globally at a prevalence rate of 8.5%. According to Gheith, et al, up to 40% of all patients with diabetes have DN. The burden of caring for DN patients is high due to the cost of treating ESRD as well as the strong association of DN with cardiovascular morbidity. The total expenses for managing patients with ESRD in 2010 in the United States was $32.9 billion for Medicare patients and $14.5 billion for non-Medicare patients.

HFpEF

Disease Background

Patients with HFpEF have clinical signs and symptoms that include difficulty breathing, shortness of breath while lying down, swelling of the legs, pulmonary congestion and enlargement of the heart. These patients often have low activity levels and impaired quality of life and frequently experience depression. Mortality rates over five years for patients diagnosed with HFpEF have been reported to range from 55% to 74%. Impaired functional capacity is a major source of morbidity in HFpEF patients and substantially affects patients’ day-to-day functioning. HFpEF patients generally suffer from multiple co-morbid conditions including type 2 diabetes mellitus, chronic kidney disease, metabolic syndrome, coronary artery disease, obesity and hypertension.

While there have been advances in treatment for patients with heart failure with reduced ejection fraction, or HFrEF, there are no approved therapies to treat HFpEF and treatment options are largely empiric. Lifestyle modifications such as diet and exercise are recommended but are often ineffective. Current management strategies are based on managing the comorbidities that often occur with HFpEF such as diabetes, hypertension, chronic kidney disease, chronic pulmonary disease, obesity and coronary artery disease. Heart failure remains a rising global epidemic with an estimated prevalence of approximately 38 million individuals globally. HFpEF comprises 44% to 72% of new heart failure diagnoses. Patients with HFpEF account for approximately half of the total hospitalizations for heart failure and are frequently re-admitted following discharge.

Nitric Oxide Connection

HFpEF and many of its common comorbid conditions are associated with chronic systemic microvascular inflammation and endothelial dysfunction, which are thought to contribute to the development of cardiac and skeletal muscle inflammation and subsequent fibrosis. In turn, these conditions are accompanied by increased oxidative stress, which reduces nitric oxide signaling and cGMP. Decreased cGMP levels result in multiple downstream effects, including impaired phosphorylation of titin leading to decreased myocardial compliance and increased synthesis of collagen. These effects may further play a role in the reduced ventricular compliance and the myocardial remodeling that is sometimes seen in HFpEF. The resulting endothelial dysfunction also leads to reduced coronary flow reserve and reduced oxygen delivery to, and utilization by, skeletal muscle.

Our Solution

Based on preclinical data, we believe praliciguat has the potential to provide both short- and long-term beneficial effects for patients with HFpEF. By enhancing impaired nitric oxide signaling in the heart and systemic circulation, we believe praliciguat has the potential to improve coronary flow reserve (the maximum increase in blood flow through the coronary arteries above the normal resting volume) as well as oxygen delivery to, and utilization by, skeletal muscle. Through this mechanism, we believe praliciguat may have a positive impact on patient symptoms, including improving exercise tolerance. Furthermore, we believe longer-term treatment with praliciguat has the potential to reduce cardiac stiffness by increasing phosphorylation of titin; to reduce microvascular inflammation and fibrosis, pathophysiological drivers of HFpEF; and to prevent left ventricular remodeling and disease progression. We believe these improvements may translate not only to increases in functional capacity and quality of life for patients with HFpEF, but also to reduction in hospitalizations and mortality in this underserved patient population.

Preclinically, praliciguat treatment was associated with positive effects on cardiac morphology, function and biomarkers in models of heart failure. The Dahl salt-sensitive rat is a model of hypertension that develops cardiac hypertrophy and other characteristics associated with HFpEF. In this rat model, lower cardiac weight, as well as lower levels of the inflammatory biomarker interleukin 6 (IL-6), was observed in eight rats following six weeks of treatment with praliciguat compared to an untreated control group (eight rats), as shown below.

In a preclinical model of heart failure, lower cardiac hypertrophy and markers of inflammation were observed in praliciguat-treated animals

**                                  p<0.01; **** p<0.0001 vs High-salt Control; LV+S=left ventricular free wall plus ventricular septum

Phase 2 Clinical Study in HFpEF

We are conducting a Phase 2 proof-of-concept trial, CAPACITY-HFpEF, to evaluate the safety and efficacy of once-daily praliciguat over 12 weeks of treatment in approximately 184 patients with HFpEF. The study population is adult patients with established heart failure with an ejection fraction of at least 40%, who demonstrate limited exercise capacity based on cardiopulmonary exercise testing, or CPET, with NYHA class II-IV symptomatology. In addition, patients must have at least two of four risk factors for HFpEF that are associated with decreased nitric oxide signaling: diabetes/prediabetes, hypertension, obesity and advanced age (>70 years). Patients are stratified by atrial fibrillation status and by baseline peak oxygen uptake (VO2) and randomized to praliciguat or placebo.

The primary efficacy endpoint of this multicenter, randomized, double-blind, placebo-controlled, proof-of-concept study is peak VO2 measured during CPET. This quantitative measure of exercise capacity defines functional aerobic capacity and reflects a patient’s uptake, transport and use of oxygen, which are all aspects that we believe will be improved by the vascular effects of praliciguat. Secondary efficacy endpoints also measure functional capacity and include six-minute walk distance and ventilatory efficiency by CPET. We believe that improvements in these measures may translate into improvements in heart failure prognosis and in a patient’s ability to function independently. Additional assessments include echocardiography, NYHA classification and the Kansas City Cardiomyopathy Questionnaire, which assesses health-related quality of life in patients with chronic heart failure. We will also examine biomarkers of metabolic effects, such as lipids, glucose and hemoglobin A1c levels to expand our understanding of the effect of praliciguat on metabolic parameters in patients with HFpEF. Data from this trial are expected in the second half of 2019.

Market Opportunity

Heart failure is the most common cause of hospitalization in Medicare patients and represents 1-2% of all hospitalizations or approximately one million discharges per year. The number of heart failure hospitalization admissions tripled between 1979 and 2004. Between 1987 and 2001, the average prevalence of HFpEF hospitalizations increased from 38% to 54%. Admitted patients with HFpEF have a 50% chance of re-hospitalization for heart failure within six months. Further, total costs for managing heart failure patients in the United States is expected to grow to $53 billion by 2030.

IW-6463 for Neurodegenerative Diseases

IW-6463, which we believe is the first and only sGC stimulator pharmacologically tailored to address neurodegenerative diseases, has demonstrated significant exposure in the CNS in preclinical studies. We believe IW-6463 affords an unprecedented opportunity to expand the utility of sGC pharmacology to serious neurodegenerative diseases. Clinical and nonclinical research suggests that nitric oxide signaling plays a critical role in the CNS in memory formation and retention, cerebral blood flow and neuroinflammation. In preclinical models, IW-6463 treatment was associated with increases in cerebral blood flow; increases in brain tissue cGMP levels; improvements in neuronal health and function; reductions in markers of neuroinflammation; increases in neuroprotective factors, including phosphorylated adenosine 3’, 5’-cyclic monophosphate response element-binding protein, or pCREB; and enhanced cognition. CNS pharmacological activity of IW-6463 has been observed preclinically using multiple non-invasive techniques that can also be employed in early human clinical studies.

Serious Neurodegenerative Diseases Associated with Nitric Oxide Deficiency

Neurodegenerative disease is a comprehensive term for diseases characterized by neuronal death, progressive tissue loss and subsequent mortality. This group of diseases, while widely differing in terms of etiology, genetics, comorbidities and rates of progression, has the common pathophysiology of neuronal damage and cell death and is often associated with deficits in nitric oxide signaling. Disease progression is typically driven by chronic oxidative stress that results in increases in reactive oxygen species and neuroinflammation in the CNS. The persistent inflammatory state leads to decreased neuronal metabolism, impaired blood flow and decreased nutrient supply, all of which ultimately result in loss of neuronal connections, impaired signaling, cell death and cognitive deficits.

We are targeting neurodegenerative diseases that meet the following criteria: (i) serious disease in a precisely defined population where we have potential to offer a breakthrough treatment, (ii) underlying pathophysiology linked to deficiencies in nitric oxide signaling, (iii) ability to demonstrate proof-of-concept in a clear and efficient manner and (iv) opportunity to develop strong value recognized by payors and meaningful commercial potential.

Nitric Oxide Connection

Nitric oxide is a potent neurotransmitter. Increases in nitric oxide signaling have been implicated in promoting neuronal survival and function, restoring vascular tone and regional blood flow and decreasing inflammation and fibrosis. Impaired NO-sGC-cGMP signaling is believed to play an important role in the pathogenesis of several neurodegenerative diseases, and decreased nitric oxide signaling has been linked to cognitive impairment.

Our Solution

IW-6463 is designed to address serious neurodegenerative diseases through its significant exposure in the CNS. In serious CNS diseases associated with nitric oxide deficiency, we believe IW-6463 may amplify endogenous nitric oxide signaling to alleviate neurodegenerative pathology at the cellular level and thereby restore neuronal health and function. More broadly, in neurodegenerative diseases of varying etiologies, we believe that IW-6463 has the potential to combat neurodegeneration via the neuroprotective and neurofunctional benefits of nitric oxide signaling.

Across a variety of preclinical models, treatment with IW-6463 was associated with increases in cerebral blood flow, reductions in markers of neuroinflammation, increased neuroprotection and enhanced cognition. Furthermore, effects have been demonstrated at doses associated with minimal reductions in systemic blood pressure.

CNS activity can be assessed by measuring blood flow in the brain via functional magnetic resonance imaging using blood-oxygen-level dependent (BOLD) imaging. As shown below, compared with animals treated with a peripherally restricted sGC stimulator that does not penetrate the CNS (left image, eight rats), animals treated with CNS-penetrant IW-6463 (right image, 10 rats) had increased BOLD signal in brain areas associated with memory and arousal in rats, indicating that blood flow to those brain areas increased with IW-6463 treatment.

IW-6463-treated rats had increased blood flow to brain areas associated with memory and arousal relative to rats treated with a peripherally restricted sGC stimulator

Gamma band oscillations as measured by quantitative electroencephalography, or qEEG, are known to be associated with cognitive processing and have been shown to be altered in several neurodegenerative disorders. Cortical activity was measured in rats via qEEG following a single dose of CNS-penetrant IW-6463 (12 rats) or a peripherally restricted sGC stimulator (12 rats). As illustrated in example EEG tracings below, compared with EEG activity in rats receiving the peripherally restricted stimulator, rats receiving IW-6463 had increases in gamma band oscillations demonstrating significant cortical brain activity.

Compared with a peripherally restricted sGC stimulator, cortical brain activity increased in rats following single-dose IW-6463

Dendritic spines protrude from the dendritic shafts of neurons and are involved in the synaptic processes that underlie cognitive function. Loss of neuronal spines is associated with neurogenerative disorders, is correlated with decreased synaptic function and may contribute to cognitive dysfunction. We evaluated the effects of IW-6463 on the density of spines of pyramidal neurons in the hippocampus of aged mice. As illustrated below, after four months of treatment, the density of hippocampal neuronal spines in IW-6463-treated aged mice was not only greater than that of vehicle-treated aged mice controls but was at the same level as that of the young control mice (six mice per group with five sections per mouse). Restoration of spine density has the potential to provide neuroprotective effects and improve synaptic function in neurodegenerative diseases.

Aged mice treated with IW-6463 for four months had neuronal spine density greater than that observed in aged control mice and similar to that observed in young control mice

*                                         p<0.05 vs Aged control

Inflammation in the CNS drives the progression of neurodegeneration by multiple mechanisms, including disruption of healthy neuronal processes and blood-brain barrier integrity, which are critical to homeostasis of the CNS. The effects of IW-6463 on markers of inflammation were studied in two in vitro models. In the first, the effect of IW-6463 was studied in rat brain 3D microtissues, a 3D cell model containing a mix of neurons, astrocytes, microglial cells and oligodendrocytes. In this in vitro model, brain microtissues pretreated with IW-6463 had lower levels of lipopolysaccharides (LPS)-induced inflammatory cytokines and pro-apoptotic markers, including IL-6, compared with control, as shown in Figure A below. In a second in vitro study, mouse microglial SIM-A9 cells pretreated with IW-6463 had lower levels of LPS-induced IL-6 compared with control, as shown in Figure B below. We believe these results suggest that IW-6463 has the potential to inhibit neuroinflammation, thus promoting neuronal survival.

In rat brain 3D microtissues and mouse microglial cells, IW-6463 pretreatment was associated with reduced LPS-induced proinflammatory cytokines

*                                         p<0.05 vs LPS + DETA Control.

NOTE: Values for the non-LPS-induced Control were below the limit of quantification and no included in the statistical analysis.

Neuroinflammation accompanies obesity-related metabolic diseases, which are in turn associated with multiple neurogenerative diseases. To assess the effects of IW-6463 on obesity-induced neuroinflammatory-associated processes, we studied markers of neuronal health in the diet-induced obesity mouse model. We measured gene expression of microtubule-associated protein 1-light chain 3A, or Map1lc3a, a marker for autophagy. Neuronal autophagy is a cellular degradation process necessary for the maintenance of neuronal function, and impaired autophagy leads to neurodegeneration. As illustrated below in Figure A, obese mice (nine mice) treated with IW-6463 had lower levels of Map1lc3a in the hypothalamus compared with those untreated (nine mice). We also assessed the effect of IW-6463 on blood-brain barrier integrity in this model via gene expression of matrix metalloproteinase 9, or MMP-9, as decreases in MMP-9 expression are associated with neuronal cell loss. As illustrated below in Figure B, IW-6463-treated obese mice had higher expression levels of Mmp9 compared with untreated obese mice. We believe these results demonstrate neuroprotective effects that are a functional consequence of anti-inflammatory activity in the CNS.

IW-6463 treatment was associated with anti-inflammatory neuroprotective effects in the mouse obesity model

*                                         p<0.05;

**                                  p<0.01 vs Obese Control

IW-6463 treatment was also associated with positive cognitive effects in multiple animal models, including both aged and pharmacologically impaired rats. The effects of daily oral IW-6463 treatment in aged rats were assessed over eight days in the Morris water maze, a test of spatial and learning memory. On Day 1, thigmotaxis (wall-following behavior that delays maze solving) was similar in aged animals receiving IW-6463 (18 rats) and aged animals receiving vehicle (17 rats), while young animals receiving vehicle (20 rats) had lower values as depicted in the figure below. As exemplified by the path tracings, on days 4 and 5, IW-6463-treated rats had a mean thigmotaxis value lower than that of aged vehicle-treated rats, and similar to that of young vehicle-treated rats.

IW-6463-treated aged rats had improvements in thigmotaxis compared with vehicle-treated aged rats

*                                         p<0.05; vs Aged/Vehicle

Based on these preclinical data indicating that IW-6463 treatment was associated with increased cerebral blood, flow, decreased neuroinflammation, increased neuroprotection and improved synaptic and cognitive function, we believe that IW-6463 provides a unique opportunity for the potential treatment of neurodegenerative diseases characterized by progressive neuronal dysfunction and neuronal loss that result in cognitive impairment. By amplifying nitric oxide signaling in the brain, we believe IW-6463 has the potential to simultaneously address multiple facets of neurodegeneration and alter or modify the course of disease.

Clinical Development Plan

IW-6463 is in late preclinical development. We plan to begin first-in-human studies in the first quarter of 2019 with results expected in the second half of 2019. Our Phase 1 study is not only designed to provide safety, tolerability and pharmacokinetic data on single- and multiple-ascending doses of IW-6463, but also to provide proof of pharmacology. We will evaluate the effects of IW-6463 by using quantitative, objective measures of brain activity, such as qEEG, and a select battery of well-characterized cognitive and motor assessments. This Phase 1 study is designed to translate our observed preclinical effects to humans, potentially demonstrating proof of pharmacology at an early stage of clinical development. We then plan to conduct early proof-of-concept studies in well-defined populations with neurological deficits mechanistically linked to nitric oxide signaling. This stepwise approach provides the opportunity to attain an initial clinical read on the potential of this mechanism to treat neurodegenerative diseases.

Organ-targeted sGC Stimulators in Late Discovery

sGC stimulation is a powerful mechanism that can broadly regulate blood flow, inflammation, fibrosis and metabolism. In diseases that are localized to specific organs or tissues, we believe that our organ-targeting strategy will maximize the efficacy of sGC pharmacology in key organs while reducing the potential for dose-limiting hemodynamic effects sometimes observed with sGC stimulation. Our initial focus is on the liver and the lung due to the clear role of nitric oxide signaling in diseases with high unmet need that affect these organs. We currently have two late stage discovery programs focusing on delivery of a liver-targeted compound for serious and orphan hepatic diseases and a lung-targeted compound for serious and orphan pulmonary diseases.

Liver-targeted sGC Stimulators

In animal models of liver fibrosis treated with systemic sGC stimulators, we have observed reductions in liver fibrosis, inflammation and steatosis, pathophysiological processes that underlie multiple chronic liver diseases. Our solution for these diseases is to modulate the physicochemical properties of a sGC stimulator to target the liver while minimizing systemic exposure. We have developed orally administered sGC stimulators that are designed to selectively partition to the liver to achieve tissue concentrations that are greater than 20-fold higher than corresponding plasma concentrations. Selectivity for liver tissues over plasma is intended to allow us to maximize hepatic pharmacology. We expect to nominate a development candidate in the first half of 2019 and file an IND and/or CTA application thereafter. We believe this new oral sGC stimulator will allow us to fully exploit the potential of nitric oxide signaling pharmacology to treat serious liver diseases.

Lung-targeted sGC Stimulators

Our lung-targeted program is aimed at realizing the full potential of sGC stimulation in pulmonary diseases, by selectively increasing exposure in the lung. We designed lung-retentive, lung-stable sGC stimulators that are delivered via pulmonary administration. Our lead molecule is highly retained in the lung with greater than 50-fold selectivity for lung over plasma in an animal model. In addition, while our lung-targeted stimulator is metabolically stable in the lung, it is unstable in the plasma with rapid systemic clearance. This targeting strategy is intended to maximize the efficacy of sGC pharmacology in the lung while reducing potential dose-limiting systemic effects sometimes observed with sGC stimulation. We expect to nominate a development candidate in the first half of 2019 and file an IND and/or CTA application thereafter.

Intellectual Property

We vigorously protect the intellectual property and proprietary technology that we believe is important to our business, including by pursuing and maintaining U.S. and foreign patents that cover our products and compositions, their methods of use and the processes for their preparation, as well as any other relevant inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions, improvements and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

As of December 31, 2018, we had eight issued U.S. patents, 21 pending U.S. patents applications, 10 pending PCT applications, and numerous foreign patents and pending patent applications. The PCT applications are filed under the PCT, an international patent law treaty that provides a unified procedure for filing a single initial patent application to seek patent protection for an invention simultaneously in each of the 152-member states, followed by the process of entering national phase, which requires a separate application in each of the member states in which national patent protection is sought.

The technology underlying our sGC patents and pending patent applications has been developed by us and was not acquired from any in-licensing agreement. We own all of the issued patents and pending applications.

The intellectual property portfolios for our most advanced product candidates as of December 31, 2018, are summarized below.

Olinciguat Patent Portfolio

Our olinciguat patent portfolio in the U.S. includes three U.S. patents, four pending U.S. patent applications, three PCT applications and one provisional application.

One of the U.S. patents, US 9,586,937, which will expire in 2034, is directed to olinciguat and pharmaceutical compositions thereof. The term of this U.S. patent may be eligible for patent term extension as described below. The other two U.S. patents, US 8,748,442 and US 9,139,564, expire in 2031, and provide generic coverage of olinciguat and intermediates used in the preparation of olinciguat, respectively.

We have a pending U.S. application directed to methods of treating SCD with olinciguat, that, if issued, will expire in 2034 or later. Methods of treating other diseases with olinciguat are disclosed in pending PCT and U.S. applications directed to, that if issued, will expire in 2036 or later. We have pending PCT applications directed to polymorphs of olinciguat and processes and synthetic intermediates for preparing olinciguat that, if issued, will expire in 2037 or later.

Furthermore, we have two granted European patents, one expiring in 2031 and the other in 2032; two granted Japanese patents, one expiring in 2031 and the other in 2034; two granted Chinese patents, one expiring in 2031 and the other in 2032; and seven issued patents in other foreign jurisdictions, all expiring in 2031. Some of these patents may be eligible for patent term extension depending on the jurisdiction. We also have numerous patent applications pending in foreign jurisdictions.

Praliciguat Patent Portfolio

Our praliciguat patent portfolio in the U.S. includes three U.S. patents, six pending U.S. patent applications, three PCT applications and one provisional application.

One of the U.S. patents, US 9,481,689, which will expire in 2034, is directed to praliciguat and pharmaceutical compositions thereof. The term of this U.S. patent may be eligible for patent term extension as described below. The other two U.S. patents, US 8,748,442 and US 9,139,564, expire in 2031, and provide generic coverage of praliciguat and intermediates used in the preparation of praliciguat, respectively.

We have a pending U.S. application directed to method of treating each of DN and heart failure with praliciguat, that, if issued, will expire in 2034 or later. We have pending PCT and U.S. applications directed to methods of treating other diseases with praliciguat, that if issued, will expire in 2034 or later.

We have a pending U.S. application directed to a praliciguat formulation, that, if issued, will expire in 2036 or later. We have a pending PCT application directed to processes and synthetic intermediates for preparing praliciguat that, if issued, will expire in 2037 or later.

Furthermore, we have two granted European patents, one expiring in 2031 and the other in 2032; two granted Japanese patents, one expiring in 2031 and the other in 2034; three granted Chinese patents, one expiring in 2031, one in 2032, and the third expiring in 2034; and seven issued patents in other foreign jurisdictions, all expiring in 2031. Some of these patents may be eligible for patent term extension depending on the jurisdiction. We also have numerous patent applications pending in foreign jurisdictions.

IW-6463 Patent Portfolio

Our patent estate includes pending PCT, U.S. and foreign applications directed to IW-6463, pharmaceutical compositions thereof, and methods of treating several types of neurodegenerative diseases, that, if issued, will expire in 2037 or later.

Competition

The biopharmaceutical industry is highly competitive within and across therapeutic categories and indications. There are many public and private biopharmaceutical companies, universities, government agencies and other research organizations actively engaged in the research and development of products that may be similar to our product candidates or address similar markets. In addition, the number of companies seeking to develop and commercialize products and therapies competing with our product candidates is likely to increase. However, we seek to build our portfolio with key differentiating attributes to provide a competitive advantage in the markets we target. The success of all of our product candidates, if approved, is likely to be a result of their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.

The sGC stimulator class of compounds has one major participant besides us. Bayer/Merck have an active collaboration on sGC modulators and may be targeting some of the same indications through a similar mechanism of action. They have one approved sGC stimulator, ADEMPAS® (riociguat), indicated for PAH and CTEPH, and an investigational sGC stimulator, vericiguat, in clinical development for heart failure. In addition, they have three sGC activator programs in early clinical development for chronic kidney disease, pulmonary hypertension, and acute respiratory distress syndrome.

Many of our competitors stated below may have greater financial resources and broader expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved medicines than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Olinciguat

In SCD, there are two approved products indicated to treat acute complications, such as painful crises, hydroxyurea (DROXIA® or SIKLOS®, as well as other generic forms) and ENDARI®, an amino acid l-glutamine. We are aware of the following companies engaged in the clinical development of products for the chronic treatment of SCD: Novartis, which is developing crizanlizumab (Phase 2/3), an IV-infusion anti-P-selectin monoclonal antibody; Global Blood Therapeutics, which is developing voxelotor (Phase 3), a hemoglobin modulator; AstraZeneca, which is developing ticagrelor (Phase 3), a P2Y12 platelet inhibitor in pediatric and adolescent patients; Sancilio, which is developing Altemia (Phase 3), a mixture of fatty acids; Novartis, which is developing ILARIS® (canakinumab) (Phase 2), a fully human monoclonal anti-human interleukin-1β antibody; Imara, which is developing IMR-687 (Phase 2), a phosphodiesterase-9 inhibitor, or PDE9i; and Pfizer, which is developing PF-04447943 (Phase 1/2), a PDE9i. We are also aware of the following companies engaged in the clinical development of products for acute treatments in SCD: Pfizer, which is developing rivipansel (Phase 3), a pan-selectin inhibitor; Prolong Pharmaceuticals, which is developing Sanguinate (Phase 2), a PEGylated hemoglobin; and Modus Therapeutics, which is developing sevuparin (Phase 2), a cell adhesion molecule inhibitor. We may also face competition from one-time treatments such as HSCT, gene editing and gene therapy. We are aware of the following companies engaged in the clinical development of one-time treatments: bluebird bio is currently conducting a Phase 2 study with their product, LentiGlobin®, for patients with severe SCD; and CRISPR Therapeutics/Vertex Pharmaceuticals is conducting a Phase 1/2 study with their product, CTX-001.

Praliciguat

We are not aware of any therapies approved by the FDA or EMA for the treatment of HFpEF. We are aware of the following companies engaged in the clinical development of products for the treatment of HFpEF: Novartis is currently engaged in a Phase 3 program assessing ENTRESTO® a fixed-dose combination of sacubitril, a neprilysin inhibitor and valsartan, an angiotensin II receptor blocker, for the treatment of HFpEF. ENTRESTO is currently approved for HFrEF and it is possible that it is or will be used off-label in patients with HFpEF. Eli Lilly and Boehringer Ingelheim are currently conducting a Phase 3 program in HFpEF with JARDIANCE®, a sodium-glucose co-transporter-2 inhibitor or SGLT2 inhibitor. JARDIANCE is currently approved as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. AstraZeneca is currently conducting a Phase 3 program in HFpEF with FARXIGA®, a SGLT2 inhibitor. FARXIGA is currently approved as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. AstraZeneca is also conducting a Phase 2 trial in HFpEF with AZD4831, a myeloperoxidase modulator. Bayer and Merck are currently conducting a large Phase 2 study with vericiguat, an sGC stimulator, assessing health-related quality of life in patients with HFpEF. Bayer and Merck have previously completed a smaller Phase 2 study with vericiguat in patients with HFpEF in which they observed improvement in disease-specific health status.

There are three approved products to treat DN, none of which have demonstrated a cessation of disease progression:

AVAPRO® (irbesartan), an angiotensin II receptor antagonist, indicated to reduce the rate of progression of nephropathy in patients with type 2 diabetes and hypertension. CAPOTEN® (captopril), angiotensin I converting enzyme inhibitor, indicated to reduce the rate of progression in patients with Type 1 insulin-dependent diabetes mellitus and retinopathy. COZAAR® (losartan), an angiotensin II receptor blocker, indicated to treat DN in patients with type 2 diabetes mellitus and a history of hypertension. We are aware of the following companies engaged in the clinical development of products for the treatment of DN:

AstraZeneca has a Phase 3 study ongoing with FARXIGA®, an SGLT2 inhibitor, assessing renal outcomes and cardiovascular mortality in patients with chronic kidney disease. Eli Lilly and Boehringer Ingelheim are currently conducting a Phase 3 program in DN with JARDIANCE. Janssen has an ongoing Phase 3 program assessing INVOKANA®, a SGLT2 inhibitor, in patients with DN. In July 2018, Janssen announced that they would be stopping the Phase 3 CREDENCE study early based on positive efficacy findings based on a recommendation from the study’s Independent Data Monitoring Committee. INVOKANA is currently approved as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. Bayer has a Phase 3 program ongoing for the investigational product finerenone, a mineralocorticoid receptor antagonist, assessing its effect in patients with DN.